EXHIBIT 99


FOR IMMEDIATE RELEASE

   UNION PACIFIC CORPORATION ANNOUNCES THIRD QUARTER RESULTS

Dallas, TX, October 22, 1998 -- Union Pacific Corporation today reported a return to profitability, with income from continuing operations of $32 million, or $.13 per diluted share, in the third quarter of 1998 (including $7 million after-tax, or $.03 per diluted share, in one-time merger expenses). Results were affected by service problems in southern California, which significantly improved during the quarter, and traffic slow-downs related to major track maintenance and capacity expansion efforts along the Railroad's central corridor. Including results from Overnite Transportation, the Corporation's discontinued operation, net income totaled $38 million, or $.15 per diluted share, in the quarter. In the third quarter of 1997, income from continuing operations was $237 million, or $.95 per diluted share, while net income totaled $240 million, or $.96 per diluted share.

     Operating income from continuing operations totaled $203 million for the Corporation in the quarter. A 7 percent decline in revenues combined with a 2 percent increase in operating expenses to generate an operating ratio of 91.6. While this was 7.7 points higher than the prior year, it reflected an improvement from the operating ratio in the second quarter of 1998, as service levels have improved. In the third quarter of 1997, operating income totaled $415 million.

     At Overnite Transportation, operating income totaled $12 million compared to $14 million in 1997 (before goodwill amortization in both periods). Revenues in the quarter increased 3 percent from the prior year on the strength of a 4 percent increase in average revenue per hundredweight. Total volume declined 1 percent versus the prior year, with 1997 reflecting the benefits of traffic from last year's UPS strike. Overnite's operating ratio increased 0.9 percentage points, year-over-year, to 95.4 reflecting higher operating costs. Although the Corporation's proposed initial public offering of Overnite was postponed in the third quarter, the Corporation still intends to divest of this non-core subsidiary as market conditions permit.

     For the first nine months of 1998, the Corporation reported a loss from continuing operations of $191 million and a net loss of $443 million. This compares with 1997 income from continuing operations of $585 million and net income of $584 million.

     "Financial and operating results are not yet where they need to be," said Dick Davidson, Chairman and Chief Executive Officer, "but we believe we have turned the corner on profitability. It will be a gradual process, but with a renewed focus on quality and service, we are committed to making Union Pacific a company where customers want to do business, employees are proud to work, and value is created for our shareholders."

     Third quarter and nine month income statements are attached.

     Media inquiries should be directed to John Bromley at Union
Pacific Railroad, (402) 271-3475.

     (This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking information is based on information available at this time and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, whether the Railroad is fully successful in overcoming its congestion-related problems and implementing its service recovery plans, industry competition, regulatory developments, natural events such as floods and earthquakes, the effects of adverse general economic conditions, fuel prices, labor strikes, the impact of the year 2000 systems problems and the ultimate outcome of shipper claims related to congestion, environmental investigations or proceedings and other types of claims and litigations.)



         UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                  STATEMENT OF CONSOLIDATED INCOME
               For the Three Months Ended September 30
           (Dollars in Millions Except Per Share Amounts)
                             (Unaudited)
                                                 Third Quarter           Pct
                                             1998        1997            Chg

Operating Revenues . . . . . . . . . . .   $2,404        $2,575          -7
Operating Expenses - a). . . . . . . . .    2,201         2,160          +2
Operating Income . . . . . . . . . . . .      203           415           U
 Other Income - Net. . . . . . . . . . .       37           102           U
 Interest Expense. . . . . . . . . . . .      189           156         +21
Income Before Income Taxes . . . . . . .       51           361           U
 Income Tax Expense. . . . . . . . . . .      (19)         (124)          F
Income From Continuing Operations. . . .   $   32        $  237           U
 Income from Discontinued Operations . .        6             3           F
Net Income . . . . . . . . . . . . . . .   $   38        $  240           U
Diluted Earnings Per Share:
Income From Continuing Operations. . . .   $ 0.13        $ 0.95           U
Income from Discontinued Operations. . .     0.02          0.01           F
Net Income . . . . . . . . . . . . . . .   $ 0.15        $ 0.96           U

Average Basic Shares Outstanding (MM). .    246.1         245.9           -
Average Diluted Shares Outstanding (MM) -b) 246.7         248.6           -

a) Includes one-time merger expenses of $12 million pre-tax ($7 million after-tax or $.03 per diluted share) in 1998, $16 million pre-tax ($10 million after-tax or $.04 per share) in 1997. Merger expenses include severance, relocation and certain other costs related to Union Pacific employees affected by the merger.

b) Excludes 21.8 million anti-dilutive common stock equivalents in 1998.

October 22, 1998


         UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                  STATEMENT OF CONSOLIDATED INCOME
               For the Nine Months Ended September 30
           (Dollars in Millions Except Per Share Amounts)
                             (Unaudited)
                                        Year-to-Date
                                                                      Pct
                                             1998        1997         Chg

Operating Revenues . . . . . . . . . . . .  $7,094      $7,817        -9
Operating Expenses - a). . . . . . . . . .   7,012       6,611        +6
Operating Income . . . . . . . . . . . . .      82       1,206         U
 Other Income - Net. . . . . . . . . . . .     113         159       -29
 Interest Expense. . . . . . . . . . . . .     526         451       +17
Income (Loss) Before Income Taxes. . . . .    (331)        914         U
 Income Tax Benefit (Expense). . . . . . .     140        (329)        F
Income (Loss) From Continuing Operations .  $ (191)     $  585         U
 Loss from Discontinued Operations . . . .    (252)         (1)        U
Net Income (Loss). . . . . . . . . . . . .  $ (443)     $  584         U
Diluted Earnings Per Share:
Income (Loss) From Continuing Operations .  $(0.78)     $ 2.36         U
Loss from Discontinued Operations. . . . .   (1.02)      (0.01)        U
Net Income (Loss). . . . . . . . . . . . .  $(1.80)     $ 2.35         U

Average Basic Shares Outstanding (MM). . .   246.0       245.7         -
Average Diluted Shares Outstanding (MM)-b)   246.0       248.0         -

a) Includes estimated one-time merger expenses of $58 million pre-tax
($36 million after-tax or $.15 per diluted share) in 1998, $75 million pre-tax ($46 million after-tax or $.19 per share) in 1997. Merger expenses include severance, relocation and certain other costs related to Union Pacific Employees affected by the merger.

b) Excludes 16.0 million anti-dilutive common stock equivalents in 1998.

October 22, 1998